As filed with the Securities and Exchange Commission on November 2, 2004

Registration No. 333-115271

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ALLIANCE GAMING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

NEVADA	88-0104066
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6601 South Bermuda Road Las Vegas, Nevada 89119 (702) 270-7600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

ALLIANCE GAMING CORPORATION
AMENDED AND RESTATED 2001 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Mark Lerner Senior Vice President and Secretary ALLIANCE GAMING CORPORATION 6601 South Bermuda Road Las Vegas, Nevada 89119 (702) 270-7600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	7,500,000*	N/A*	N/A*	N/A*

*  On January 22, 2002, Alliance Gaming Corporation (the “Company”) registered on Form S-8 (File No. 333-81154) 2,000,000 shares of Common Stock to be issued under the Company’s 2001 Long Term Incentive Plan (the “2001 Plan”) (taking into account a two-for-one stock split of the Company’s Common Stock effective August 21, 2001 for shareholders of record on July 31, 2001).  On May 8, 2003, the Company registered on Form S-8 (File No. 333-105087) an additional 2,000,000 shares of Common Stock to be issued under the 2001 Plan.  On May 7, 2004, the Company registered on Form S-8 (File No. 333-115271) an additional 3,500,000 shares of Common Stock to be issued under the 2001 Plan.  The requisite fee was paid with each of the prior registration statements on Form S-8.  Because no additional securities are being registered at this time, no additional fee is due.

This Registration Statement also covers such indeterminable number of additional shares of Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Company’s Amended and Restated 2001 Long Term Incentive Plan.

Explanatory Note

This Post-Effective Amendment No. 1 is being filed by the Company solely for the purpose of filing the Alliance Gaming Corporation Amended and Restated 2001 Long Term Incentive Plan (as amended and restated, the “Plan”).  The Company’s board of directors amended and restated the Plan, effective as of June 30, 2004, in order to provide for the award of restricted stock units.  Prior to the Plan’s amendment and restatement, the original 2001 Plan provided only for the grant of options, stock appreciation rights and restricted stock.

The maximum number of shares of Common Stock reserved with respect to any awards granted under the Plan remains unchanged at 7,500,000, and the maximum number of shares of Common Stock that may be issued as restricted stock or restricted stock units remains unchanged at 600,000 shares.

The contents of the Company’s Registration Statements filed on Form S-8 on January 22, 2002 and May 8, 2003 (Nos. 333-81154 and 333-105087, respectively), including all exhibits filed therewith, are hereby incorporated by reference.

Item 8.  Exhibits

The following exhibit is filed herewith.

Exhibit No.	Description
4.1	Alliance Gaming Corporation Amended and Restated 2001 Long Term Incentive Plan

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/POS and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-115271 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 2, 2004.

ALLIANCE GAMING CORPORATION

By:	/s/ Mark Lerner
Mark Lerner Senior Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Lerner*	Director and Chief Executive Officer	November 2	, 2004
Richard Haddrill

/s/ Mark Lerner*	Executive Vice President, Treasurer and Chief Financial	November 2	, 2004
Robert L. Saxton	Officer

/s/ Mark Lerner*	Director	November 2	, 2004
Jacques André

/s/ Mark Lerner*	Director	November 2	, 2004
Anthony DiCesare

/s/ Mark Lerner*	Director	November 2	, 2004
Joel Kirschbaum

/s/ Mark Lerner*	Director	November 2	, 2004
David Robbins

/s/ Mark Lerner*	Director	November 2	, 2004
Kevin Verner

*By:	/s/ Mark Lerner
Mark Lerner
Senior Vice President and Secretary

Mark Lerner, pursuant to a Power of Attorney executed by each of the persons listed above, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment No. 1 to Registration Statement No. 333-115271.

Exhibit Index

Exhibit Number	Description
4.1	The Company’s Amended and Restated 2001 Long Term Incentive Plan